Zoom Technologies Invests In RedMoon, a Wireless Mesh Network Provider

Secured $300,000 loan is convertible to equity, and has option for 100% purchase of RedMoon

Boston, MA. January 28, 2008 - Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading producer of modems, wireless products, and other communication products, today announced that it has made an initial investment of $300,000 in RedMoon Inc., a leading provider of wireless mesh networks for a wide range of applications including automatic meter reading, security surveillance, emergency response, other public safety applications, and high-speed Internet service.

Founded in 2000 and headquartered in Plano, Texas, RedMoon has wireless networks installed in a number of Texas cities and planned installations in other parts of Texas and the US, as well as in Latin America. RedMoon holds a contract with the State of Texas, Department of Information Resources to provide Wireless Mesh Network Solutions. The contract allows state, county, and city entities throughout Texas and certain other states to purchase telecommunications products from RedMoon, eliminating the competitive bid process. RedMoon’s revenues in 2007 were in excess of $1.3 million, and RedMoon anticipates dramatic growth in 2008 and beyond.

This investment is in the form of a convertible note that is secured by certain assets of RedMoon and is convertible into equity of RedMoon. Zoom has also entered into an Option Agreement with RedMoon which provides Zoom with the option to purchase 100% of RedMoon under the terms and conditions there under. In addition, Zoom has agreed to purchase an additional $50,000 per month of convertible notes beginning on May 1, 2008 and continuing until the earlier of Zoom’s election to exercise its option to buy RedMoon or Zoom’s election to terminate such Option Agreement, up to a maximum total investment of $500,000. Finally, Zoom is entitled to designate and have elected a representative to the Board of Directors of RedMoon. This representative will initially be Frank Manning. This transaction and all of these agreements are more fully described in Zoom’s 8-K filing today with the SEC.

“We are impressed by RedMoon’s President and CEO, Bryan Thompson, and the strong team he’s built,” said Frank Manning, Zoom’s President and CEO. “RedMoon has a proven track record of installing high-performance wireless networks, and has strong links to Texas communities, powerful business partners, and suppliers. We are particularly excited about RedMoon’s prospects in the wireless meter reading and public safety areas. We believe that Zoom’s investment and experience will help accelerate RedMoon’s growth, potentially making RedMoon an attractive acquisition for Zoom. If successful, the RedMoon investment will result in Zoom becoming a significant provider of wireless mesh networks. This investment also helps Zoom’s development of new wireless hardware products by giving Zoom better insight into the needs of wireless network providers.”

“We continue to see growth in the wireless broadband industry, especially in public safety, surveillance and automatic meter reading,” said Bryan Thompson. “We are excited about our relationship with Zoom Technologies, and we look forward to the significant business opportunities in front of us.”

“Zoom has a track record of successful investments,” said Frank Manning, “including the asset purchases of Hayes and Boca Research, our $0.44 million investment in Intermute in 1999 which yielded a profit of $5.6 million, and the purchase and sale of our headquarters building which brought a profit of $5.5 million. We hope that our RedMoon investment and our June 2007 Unity investment, both with 100% purchase options, continue this strong investment track record and help Zoom expand into new growth areas.”

For additional information please contact Robert Crist, Zoom’s CFO at (617) 423-1072 or email investor@zoom.com or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

About RedMoon

RedMoon designs, engineers, constructs and maintains wireless networks for security surveillance, automatic meter reading, public safety, high-speed Internet access, and a host of other applications, making it possible for cities and other government entities to save time, money and lives. For more information about RedMoon, please visit www.redmoonbroadband.com.

Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s hopes for RedMoon, Unity and potential future investments. Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.